Exhibit 99.2

News Corp Announces Plans to Initiate Dividend

NEW YORK, NY – June 18, 2015 – News Corp today announced plans to pay a cash dividend to stockholders.  Subject to declaration by the Board of Directors, the Company expects to initiate a semi-annual cash dividend of approximately $0.10 per share in the first quarter of fiscal 2016, which begins on June 29, 2015, for payment in the second quarter.

The anticipated dividend would mark the first time the Company has paid a dividend since the "new" News Corp was established as a separate, publicly traded company in mid-2013.

"This decision by the Board is a sign of confidence in the state of our business and faith in our prospects for the future," said Robert Thomson, Chief Executive of News Corp.  "The planned dividend, combined with our ongoing buyback and strategy of balancing capital returns with prudent reinvestment, puts News Corp firmly on track for long-term growth and value creation."

"In particular, I would like to note the significant early progress of realtor.com®, which has now become the fastest-growing digital real estate site in America.  In addition, the integration of Harlequin with HarperCollins Publishers has created a powerful global and digital publishing platform," said Mr. Thomson.  "These investments are already starting to pay off and we expect will bring long-term benefits to all stockholders."

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Forward-Looking Statements
This document contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory and other factors. More detailed information about these and other factors that could affect future results is contained in News Corp's filings with the Securities and Exchange Commission. The "forward-looking statements" included in this document are made only as of the date of this document and we do not have any obligation to publicly update any "forward-looking statements" to reflect subsequent events or circumstances, except as required by law.

About News Corp
News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content to consumers throughout the world. The company comprises businesses across a range of media, including: news and information services, book publishing, cable network programming in Australia, digital real estate services, digital education, and pay-TV distribution in Australia. Headquartered in New York, the activities of News Corporation are conducted primarily in the United States, Australia, and the United Kingdom. More information is available at: www.newscorp.com.

Contacts:

Michael Florin
Investor Relations
212-416-3363
mflorin@newscorp.com

Jim Kennedy
Corporate Communications
212-416-4064
jkennedy@newscorp.com